Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 8, 2020

Registration Statement No. 333-220233-09

** PRICING DETAILS **

$1.2+BN GM Financial Consumer Automobile Receivables Trust (“GMCAR”) 2020-1

Joint Leads:     Wells Fargo (str), Deutsche Bank, MUFG and SMBC

Co-Managers:  JP Morgan, Mizuho, CIBC, Scotia, RBC

Selling Group: Drexel Hamilton

CL	AMT (MM)	WAL^	(Min Rtgs) S&P/Mdys	BENCH	SPD	YLD%	CPN%	$PRICE
================================================================================================
A1	$254.000	0.26	A-1+/P-1	IntL	–7	1.76562	1.76562	100.00000
A2	$426.000	1.09	AAA/Aaa	EDSF	+15	1.84100	1.83000	99.99571
A3	$426.000	2.45	AAA/Aaa	ISWPS	+26	1.85700	1.84000	99.97645
A4	$89.690	3.60	AAA/Aaa	ISWPS	+32	1.91000	1.90000	99.99151
B	$20.310	3.67	AA/Aa3	ISWPS	+45	2.04100	2.03000	99.99160
C	$19.050	3.67	A/A2	ISWPS	+60	2.19100	2.18000	99.99624
D	$15.870		* *RETAINED* *
================================================================================================

^WAL to 10% clean up call

–Transaction Summary–

* Size	$1.2+BN (No grow)	* Pricing Speed:	1.30 ABS to 10% call
* Format:	SEC Registered	* Expected Settle:	01/15/2020
* Ratings:	S&P / Moodys	* First Payment:	02/18/2020
* Ticker:	GMCAR 2020-1	* ERISA Eligible:	YES
* Bill & Deliver:	Wells Fargo	* Min Denom:	$1k x $1k

–Available Information–

*  Preliminary Prospectus

*  Ratings FWP

*  CDI

*  Intexnet Dealname: wsgmcar2001        Password: 6AA2

*  Dealroadshow.com        Passcode: GMCAR 2020-1 (case-sensitive)

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.